Exhibit 99.1
NRG Energy, Inc. Reports 2008 Second Quarter and Year-to-Date Results;
Raises 2008 Adjusted EBITDA Guidance
Second Quarter 2008 Highlights:
▪	$683 million of adjusted EBITDA, a 30% increase from 2007 second quarter results
▪	$554 million of cash flow from operations, excluding collateral deposits, up 65% from second quarter of previous year
▪	$2.6 billion of total liquidity, up 12% or $276 million from March 31, 2008
▪	$288 million of gross cash proceeds from the sale of ITISA, recognizing a pre-tax gain of $270 million
First Half 2008 Highlights:
▪	$1.2 billion of adjusted EBITDA, an 18% increase over the first six months of 2007
▪	$764 million of cash flow from operations, excluding collateral deposits, up 36% over the first six months of 2007
▪	Cos Cob repowering project brought on line adding 40 megawatts of generating capacity
2008 Outlook Improves:
▪	Raising annual adjusted EBITDA guidance to $2.30 billion from $2.16 billion
▪	Cash generation remains strong with $1.5 billion of projected cash flow from operations after impact of cash collateral deposits
PRINCETON, NJ (July 29, 2008)—NRG Energy, Inc. (NYSE: NRG) today reported net income of $129 million, or $0.49 per diluted common share, for the quarter ended June 30, 2008, compared to $149 million, or $0.51 per diluted common share, for the previous year’s second quarter as a $270 million pre-tax gain from the previously announced sale of Itiquira Energetica S.A., or ITISA, partially offset unrealized mark-to-market (MtM) losses during the second quarter 2008. These results include pre-tax unrealized net MtM losses of $543 million and MtM gains of $44 million in the second quarter of 2008 and 2007 respectively, as shown in Table 1 below. Excluding these MtM effects, operating income for the second quarter rose 57% to $600 million compared to $383 million in the second quarter 2007. This $217 million increase was largely attributable to the strong performance of the Company’s Texas region, including a 24% increase in gas plant generation volume.
Net income for the first half of 2008 was $181 million or $0.65 per diluted common share, compared to net income of $214 million or $0.71 per diluted common share, for the same period last year. Operating income for the first half of 2008 was $307 million compared to operating income of $694 million in the first half of 2007. Excluding the year-to-date pre-tax unrealized net MtM effects shown below, operating income was $1,020 million versus $742 million in the same period in 2007. This 38% increase was driven primarily by excellent baseload operating performance from our South Central and Texas regions.

Adjusted EBITDA was $683 million for the quarter, up 30% from $524 million reported for the second quarter 2007. This increase was attributable to a $130 million increase in consolidated gross margin mainly driven by our Texas and West regions and a $32 million decrease in development expenses due to the capitalization of STP units 3 & 4 costs and the receipt of development expense reimbursements from NRG’s project partner. For the first half of 2008, adjusted EBITDA was $1.2 billion versus $1.0 billion for the same period in 2007. Commercial and operating performance across the fleet, contributed to this year over year increase.
Cash flow from operations for the six months ended June 30, 2008 was $436 million after posting $328 million of collateral, as compared to cash flow from operations in 2007 of $459 million after posting $103 million of collateral. Excluding the impact of cash collateral deposits for both years, adjusted cash flow from operations increased 36% to $764 million year over year.
Prices for natural gas, oil, coal and power staged an extended rally in the second quarter, in many cases reaching historical new highs. This broad rally also lifted the out years, and we took this opportunity to layer in additional power/gas strategic hedges for the 2009-2012 timeframe to better match power to coal hedged levels.
“The Company performed exceptionally well in all regions and all key areas of operation during the quarter and so far this year,” said David Crane, NRG President and Chief Executive Officer. “That we could do so well during such a volatile commodity and Wall Street environment demonstrates the strength of both our commercial hedging strategy and our prudent balance sheet management.”
Regional Segment Review of Results
Table 1: Income (Loss) from Continuing Operations before Income Taxes

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/08	6/30/07	6/30/08	6/30/07

Texas	14	236	81	349
Northeast	(45)	110	14	148
South Central	(6)	(4)	33	6
West	13	8	25	13
International	23	16	47	35
Thermal	2	5	7	28
Corporate (1)	(93)	(128)	(197)	(220)

Total	(92)	243	10	359

Less: MtM forward position accruals (2)	(195)	100	(310)	21
Add: Prior period MtM reversals (3)	15	35	25	92
Less: Hedge ineffectiveness(4)	(333)	(21)	(378)	23

Less: Net MtM Impacts	(543)	44	(713)	(48)

Total, net of MtM Impacts	451	199	723	407

(1)	Includes net interest expense of $182 million and $203 million for the six months ended 2008 and 2007, respectively, and $85 million and $100 million for the second quarter of 2008 and 2007, respectively.

(2)	Represents the net domestic mark-to-market (MtM) gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(3)	Represents the reversal of MtM gains/(losses) previously recognized on economic hedges that do not qualify for hedge accounting treatment.

(4)	Represents the ineffectiveness gains/(losses) due to an increase in natural gas and a contraction of heat rates on the measurement date for economic hedges that qualify for hedge accounting treatment.
Table 2: Adjusted EBITDA from Continuing Operations

($ in millions)	Three Months Ended		Six Months Ended
Segment	6/30/08	6/30/07	6/30/08	6/30/07

Texas	515	334	807	626
Northeast	113	131	245	259
South Central	18	20	81	55
West	18	9	35	14
International	23	17	47	40
Thermal	6	10	15	20
Corporate	(10)	3	(22)	10

Adjusted EBITDA, net of MtM(1)	683	524	1,208	1,024

(1)	Excludes net domestic forward MtM gains (losses), reversal of prior period net MtM gains (losses) and hedge ineffectiveness gains (losses) on economic hedges as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.
MtM Impacts of Hedging and Trading Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation, fuel and other commodities which impact financial performance. Although these transactions are predominantly economic hedges of our portfolio, a portion of these forward sales are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. NRG also uses natural gas contracts to hedge future power prices, primarily for its baseload generation in Texas, and to the extent gas and power prices are not 100% correlated on the measurement date, this ineffectiveness is also reflected in our MtM results. For the second quarter 2008, NRG incurred $195 million of forward domestic net MtM losses accompanied by a $333 million loss on hedge ineffectiveness compared to the second quarter 2007, when we recorded a $100 million forward net MtM gain offset by a $21 million loss on ineffectiveness. For the six months ended June 30, 2008, we recognized $310 million of net forward MtM losses and a $378 million ineffectiveness loss versus the six months ended June 30, 2007 when we recorded $21 million of MtM gains along with a $23 million ineffectiveness gain. The sharp increase in the market price of natural gas caused the forward MtM losses and ineffectiveness in 2008, primarily during the second quarter. Power prices rose across all of NRG’s regions during the quarter but at a slower rate than natural gas prices, resulting in higher hedge ineffectiveness for the period. The long-term gas and power price correlation, however, remains effective.
Texas: Adjusted EBITDA for the region was up 54% to $515 million during the second quarter 2008 compared to $334 million in 2007. In addition to a return to normal weather patterns compared to last year, higher natural gas prices and higher heat rates during May and early June resulted in higher average power prices during the period. This stronger price environment, coupled with excellent operating performance from the Texas region’s power plants, including a 24% increase in gas plant generation and advantageous hedge positions, drove second quarter results. Energy margins increased $139 million due to a $206 million increase in merchant margins, net of settled financial positions; but this was partially offset by lower contract margins. The increase in merchant energy margins was driven by a combination of the aforementioned market prices and the roll-off of contracted generation positions. Contracted energy margins fell due to lower contracted volumes combined with an estimated $4/MWhr decrease in average contracted prices which reduced margins by $67 million. Results also reflect $9 million in higher net ancillary revenues and a $12 million allocation from the sale of carbon financial instruments from corporate sales activities. Development expenses were down $29 million largely due to the capitalization of STP units 3 & 4 development costs in 2008, and the receipt of a reimbursement payment during the quarter for such prior spending by our project partner. Operating and general and administrative expenses increased $13 million mostly due to higher property taxes and increased maintenance costs at STP due to a longer planned outage on unit one this spring.
Northeast: Second quarter 2008 regional adjusted EBITDA was $113 million, a decrease of $18 million as compared to the same quarter last year. The benefits of higher average power prices during the quarter and a 6% increase in generation were offset by the region’s hedge position. Contracted net revenues, however, were lower by $18 million compared to the second quarter of 2007 as the cost to serve these contracts rose in line with overall price increases in the market. Capacity revenues were higher by $8 million quarter over quarter as lower New York clearing prices were largely offset by favorable anticipatory capacity hedges and the benefit of a full quarter of PJM Reliability Pricing Model (RPM) capacity market results.
South Central: Second quarter 2008 South Central adjusted EBITDA was $18 million, $2 million lower than the same period in 2007. Continued strong operational performance at the region’s coal plant and higher capacity factors led to a 4% increase in generation. This increase in generation, coupled with a 3% reduction in contract load volumes due to the expiration of a contract at the end of 2007, and higher market prices drove a 16% increase in merchant sales as compared to the second quarter of 2007. The increases in margins were largely offset by unrealized MtM losses related to the expected forward physical merchant sales in the region.
West: Second quarter 2008 adjusted EBITDA for the West region was $18 million, an increase of $9 million versus the same period in 2007. The increase reflects the benefit of a full quarter’s operation of the Long Beach repowering project, which came on line August 1, 2007.
International: With the reclassification of ITISA to discontinued operations and its subsequent sale, our German and Australian investments comprise this segment. These businesses are largely contracted and the improvements in second quarter 2008 results were primarily due to weaker U.S. dollar exchange rates used to translate financial results.
Thermal: The Thermal business is also largely contracted resulting in relatively consistent performance between the periods presented. However the $4 million decline in adjusted EBITDA to $6 million is largely attributable to the closure of the Rock Tenn thermal facility. This unfavorable impact is partially offset by a full quarter’s PJM RPM capacity payments for Thermal’s Dover facility. These capacity payments began June 1, 2007.

Liquidity and Capital Resources

Table 3: Corporate
Liquidity

($ in millions)	June 30, 2008	March 31, 2008	December 31, 2007

Unrestricted Cash	1,263	834	1,132
Restricted Cash	30	39	29

Total Cash	1,293	873	1,161
Letter of Credit Availability	327	471	557
Revolver Availability	997	997	997

Total Current Liquidity	2,617	2,341	2,715

Liquidity increased $276 million during the second quarter as a $420 million increase in cash balances was partly offset by a $144 million decrease in letter of credit availability. The $420 million cash increase resulted from another quarter of strong operating cash flows, $554 million excluding $178 million in net cash collateral outflows, accompanied by a $229 million net pre-tax cash increase from the April 2008 ITISA sale. These cash inflows provided for increased liquidity and supported a $245 million cash reinvestment during the second quarter in capital expenditures for maintenance, environmental compliance and repowering projects. The decrease in letter of credit availability of $144 million is due to the issuance of letters of credit in support of our commercial operations hedging program.
Despite posting $328 million of cash collateral during the first half of the year, liquidity at June 30, 2008 still was strong at approximately $2.6 billion. Cash balances increased $132 million compared to the end of 2007 primarily as a result of $764 million in operating cash flows, excluding cash collateral, and proceeds from the sale of ITISA, offset by $188 million in debt repayments, $55 million in stock repurchases, $28 million for payment of preferred dividends, and $409 million for cash capital expenditures.
2008 Capital Allocation Plan
NRG’s Capital Allocation Plan allocates the Company’s free cash flows to reinvesting in the existing assets of the Company, pursuing growth investments primarily through RepoweringNRG, managing debt levels, and providing a regular return of capital to shareholders. For the first six months of 2008, the Company has invested $158 million in the existing asset fleet including $62 million and $97 million in environmental and maintenance spending, respectively. During this same period, the Company deployed $339 million in capital towards growth investments including $219 million in wind projects, $51 million at our Cedar Bayou project and $31 million at STP units 3 & 4. The Company continued to manage its debt levels within its targeted range by repaying $188 million in consolidated debt during the first half of the year. With respect to our share repurchase program, we have returned $140 million in capital to our shareholders against our $300 million 2008 program commitment. While we did not buy back any shares during the second quarter, the Company has a clear focus on completing the remaining $160 million repurchase commitment in addition to settling out the NRG Common Stock Finance I call options by year end.

FORNRG – On Target
The Company’s Focus on ROIC@NRG (FORNRG) program, a companywide effort introduced in 2005, is designed to increase the return on invested capital, or ROIC, through operational performance improvements to the Company’s asset fleet, along with a range of initiatives at plants and the corporate office to reduce costs or, in some cases, increase revenue. The FORNRG accomplishments include both recurring and one-time cash improvements measured from a 2004 baseline, with the exception of the Texas region where benefits are measured using 2005 as the base year. Improvements in reliability throughout the baseload fleet, coupled with higher gross margins, especially in the Texas region, were key drivers of the year-to-date program performance. Through June 2008, the Company estimates having reached $241 million towards its fiscal 2008 goal of $250 million under this program. Once achieved, the Company anticipates launching FORNRG 2.0 during the fourth quarter 2008.
RepoweringNRG Update
RepoweringNRG is a comprehensive portfolio redevelopment program designed to develop, construct and operate new, multi-fuel, multi-technology, highly efficient, environmentally responsible generation capacity over the next decade. Recent developments in this program include:
Cos Cob Project Completed
On June 26, 2008, NRG announced the completion of major improvements at its Cos Cob, CT generating station including the addition of 40 MW of clean, reliable, peaking capacity in the NEPOOL market. NRG funded and developed this project which added two new gas turbine units, bringing total station capacity to 100 MW — enough to supply power to approximately 80,000 homes — and resulted in a 50% net station reduction in nitrogen oxide emissions, along with a 97% reduction in sulfur emissions.
GenConn Energy LLC Wins CT Bid
On June 25, 2008, GenConn Energy LLC, or GenConn, a 50/50 joint venture between NRG and The United Illuminating Company, was awarded a contract with the Connecticut Department of Public Utility Control (DPUC) to build approximately 200 MW of new peaking generation at NRG’s existing Devon plant in Milford, CT. The new Devon generating unit, which will provide power to Connecticut residents during peak usage periods, is scheduled to be in operation by June 1, 2010.
Plants under Construction
On February 1, 2008, NRG, through its wholly owned subsidiary, NRG Sherbino LLC, entered into a 50/50 joint venture with a subsidiary of BP Alternative Energy North America Inc. to build the first phase of the Sherbino Wind Farm, a 150 MW wind project located approximately 40 miles east of Fort Stockton in Pecos County, Texas. Additionally, on March 27, 2008, NRG, through its wholly owned subsidiary, Padoma Wind Power LLC, began construction of the Elbow Creek project, a wholly owned 122 MW wind farm in Howard County near Big Spring, Texas. Both projects remain on schedule to reach commercial operation by the end of 2008.
On August 2, 2007, NRG and EnergyCo, a joint venture between PNM Resources Inc. and a subsidiary of Cascade Investment, LLC, announced the construction of 550 MW of new gas-fueled combined cycle generation, at NRG’s Cedar Bayou Generating Station in Chambers County, TX.

Outlook for 2008
Stronger first half results, driven by solid operational and commercial performance, were major contributors to an increase in the Company’s 2008 annual adjusted EBITDA guidance from $2.16 billion to $2.3 billion. The second half outlook is essentially unchanged as the baseload portfolio is largely hedged and we assume normal weather and market conditions in all core markets. NRG’s annual 2008 cash flow from operations guidance of $1.5 billion remains essentially unchanged as the cash benefits from the increased EBITDA are offset by higher cash collateral requirements and income tax payments. However, free cash flow guidance after capital expenditures and net portfolio investments in repowering projects has increased by $71 million as a result of delayed environmental capital expenditures at the Company’s Big Cajun II facilities.
Table 4: 2008 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	7/29/08		5/01/08
Adjusted EBITDA, excluding MTM	$2,300		$2,160
Interest payments	(565)		(565)
Income tax	(60)		(30)
Collateral returned/(paid)	(86)		(13)
Working capital/other changes	(89)		(52)

Cash flow from operations	$1,500		$1,500
Maintenance capital expenditures	(222)		(234)
Preferred dividends	(55)		(55)

Free cash flow before environmental and repowering	$1,223		$1,211

Environmental capital expenditures	(202)		(287)
RepoweringNRG	(668	)(1)	(642	)(1)

Free cash flow	$353		$282

(1)	Includes $87 million equity investment in Sherbino Wind Farm net of $50 million capital contribution to NINA from Toshiba.
Earnings Conference Call
On July 29, 2008, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast and presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” Later that day, the call will be available for replay from the “Investors” section of the NRG website.
About NRG Energy, Inc.
NRG Energy, Inc. (NYSE: NRG), a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 23,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards.
Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions; and a founding member of “3C—Combat Climate Change,” a global initiative taking a leadership role in designing the road map to a low carbon society. For more information on NRG Energy, please visit www.nrgenergy.com.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations guidance and free cash flow, the timing and completion of RepoweringNRG projects, FORNRG targets, and expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects, FORNRG initiatives and Capital Allocation Plan.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance, cash flow from operations and free cash flow are estimates as of today’s date, July 29, 2008 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
More information on NRG is available at www.nrgenergy.com
Contacts:

Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	David Klein
609.524.4525	609.524.4527
David Knox (Texas and Louisiana)
713.795.6106

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30		Six months ended June 30
(In millions, except for per share amounts)	2008	2007	2008	2007

Operating Revenues
Total operating revenues	$1,316	$1,536	$2,618	$2,835

Operating Costs and Expenses
Cost of operations	1,011	840	1,815	1,621
Depreciation and amortization	161	161	322	321
General and administrative	83	71	158	156
Development costs	4	36	16	59

Total operating costs and expenses	1,259	1,108	2,311	2,157
(Loss)/Gain on sale of assets	—	(1)	—	16

Operating Income	57	427	307	694

Other Income/(Expense)
(Losses)/Equity in earnings of unconsolidated affiliates	(19)	8	(23)	21
Other income, net	12	15	21	30
Refinancing expense	—	(35)	—	(35)
Interest expense	(142)	(172)	(295)	(351)

Total other expense	(149)	(184)	(297)	(335)

(Losses)/Income From Continuing Operations Before Income Taxes	(92)	243	10	359
Income Tax Expense	(53)	100	1	155

(Losses)/Income From Continuing Operations	(39)	143	9	204
Income from discontinued operations, net of income tax expense	168	6	172	10

Net Income	129	149	181	214
Dividends for Preferred Shares	14	14	28	28

Income Available for Common Stockholders	$115	$135	$153	$186
Weighted Average Number of Common Shares Outstanding — Basic	236	240	236	241
(Losses)/Income From Continuing Operations per Weighted Average Common Share — Basic	$(0.22)	$0.54	$(0.08)	$0.73
Income From Discontinued Operations per Weighted Average Common Share — Basic	0.71	0.02	0.73	0.04

Net Income per Weighted Average Common Share — Basic	$0.49	$0.56	$0.65	$0.77

Weighted Average Number of Common Shares Outstanding — Diluted	236	288	236	273
(Losses)/Income From Continuing Operations per Weighted Average Common Share — Diluted	$(0.22)	$0.49	$(0.08)	$0.67
Income From Discontinued Operations per Weighted Average Common Share — Diluted	0.71	0.02	0.73	0.04

Net Income per Weighted Average Common Share — Diluted	$0.49	$0.51	$0.65	$0.71

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
(In millions, except shares and par value)	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$1,263	$1,132
Restricted cash	30	29
Accounts receivable, less allowance for doubtful accounts of $1 and $1	700	482
Inventory	454	451
Derivative instruments valuation	5,716	1,034
Deferred income taxes	977	124
Prepayments and other current assets	640	259
Current assets — discontinued operations	—	51

Total current assets	9,780	3,562

Property, plant and equipment, net of accumulated depreciation of $2,025 and $1,695	11,430	11,320

Other Assets
Equity investments in affiliates	454	425
Notes receivable and capital lease, less current portion	515	491
Goodwill	1,786	1,786
Intangible assets, net of accumulated amortization of $411 and $372	834	873
Nuclear decommissioning trust fund	377	384
Derivative instruments valuation	1,444	150
Other non-current assets	164	176
Intangible assets held-for-sale	5	14
Non-current assets — discontinued operations	—	93

Total other assets	5,579	4,392

Total Assets	$26,789	$19,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$130	$466
Accounts payable	490	384
Derivative instruments valuation	6,404	917
Accrued expenses and other current liabilities	508	473
Current liabilities — discontinued operations	—	37

Total current liabilities	7,532	2,277

Other Liabilities
Long-term debt and capital leases	8,068	7,895
Nuclear decommissioning reserve	316	307
Nuclear decommissioning trust liability	304	326
Deferred income taxes	943	843
Derivative instruments valuation	3,570	759
Out-of-market contracts	418	628
Other non-current liabilities	686	412
Non-current liabilities — discontinued operations	—	76

Total non-current liabilities	14,305	11,246

Total Liabilities	21,837	13,523

Minority Interest	7	—
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	892	892
Common Stock	3	3
Additional paid-in capital	4,134	4,092
Retained earnings	1,424	1,270
Less treasury stock, at cost — 25,832,200 and 24,550,600 shares	(693)	(638)
Accumulated other comprehensive loss	(1,062)	(115)

Total Stockholders’ Equity	4,698	5,504

Total Liabilities and Stockholders’ Equity	$26,789	$19,274

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Six months ended June 30,	2008	2007

Cash Flows from Operating Activities
Net income	$181	$214
Adjustments to reconcile net income to net cash provided by operating activities
Distributions and equity in loss/(earnings) of unconsolidated affiliates	32	(7)
Depreciation and amortization	322	322
Amortization of nuclear fuel	30	26
Amortization and write-off of financing costs and debt discount/premiums	14	51
Amortization of intangibles and out-of-market contracts	(147)	(73)
Changes in deferred income taxes and liability for unrecognized tax benefits	96	142
Changes in nuclear decommissioning trust liability	17	20
Changes in derivatives	669	47
Changes in collateral deposits supporting energy risk management activities	(328)	(103)
Loss/(Gain) on disposals and sales of assets	2	(16)
Gain on sale of discontinued operations	(270)	—
Gain on sale of emission allowances	(42)	(24)
Amortization of unearned equity compensation	14	14
Cash used by changes in other working capital	(154)	(154)

Net Cash Provided by Operating Activities	436	459

Cash Flows from Investing Activities
Capital expenditures	(409)	(205)
Increase in restricted cash, net	(1)	(8)
Decrease in notes receivable	21	17
Purchases of emission allowances	(4)	(135)
Proceeds from sale of emission allowances	61	131
Investments in nuclear decommissioning trust fund securities	(285)	(140)
Proceeds from sales of nuclear decommissioning trust fund securities	269	120
Proceeds from sale of discontinued operations, net	229	—
Proceeds from sale of assets	14	29
Proceeds from sale of investments	—	2
Decrease in trust fund balances	—	13
Investment in marketable securities	—	4
Investment in projects	(17)	—

Net Cash Used by Investing Activities	(122)	(172)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(28)	(28)
Payment of financing element of acquired derivatives	(28)	—
Payment for treasury stock	(55)	(215)
Proceeds from issuance of common stock, net of issuance costs	8	—
Proceeds from sale of minority interest	50	—
Proceeds from issuance of long-term debt	10	1,411
Payment of deferred debt issuance costs	(2)	—
Payments for short and long-term debt	(188)	(1,459)

Net Cash Used by Financing Activities	(233)	(291)

Change in cash from discontinued operations	43	(6)
Effect of exchange rate changes on cash and cash equivalents	7	4

Net Increase/(Decrease) in Cash and Cash Equivalents	131	(6)
Cash and Cash Equivalents at Beginning of Period	1,132	777

Cash and Cash Equivalents at End of Period	$1,263	$771

Appendix Table A-1: Second Quarter 2008 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(Dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	13	(45)	(6)	13	186	2	(34)	129

Plus:
Income Tax	1	—	—	—	5	—	(59)	(53)
Interest Expense	32	14	12	1	—	2	74	135
Amortization of Finance Costs	—	—	—	—	—	—	5	5
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	3	3
Depreciation Expense	113	25	17	3	—	2	1	161
ARO Accretion Expense	1	(1)	—	1	—	—	—	1
Amortization of Power Contracts	(83)	—	(5)	—	—	—	—	(88)
Amortization of Fuel Contracts	5	—	—	—	—	—	—	5
Amortization of Emission Credits	10	—	—	—	—	—	—	10

EBITDA	92	(7)	18	18	191	6	(10)	308

Income from Discontinued Operations	—	—	—	—	(168)	—	—	(168)
Loss (Gain) on Sale of Assets	—	—	—	—	—	—	—	-

Adjusted EBITDA	92	(7)	18	18	23	6	(10)	140
Less: MtM forward position accruals	(101)	(94)	—	—	—	—	—	(195)
Add: Prior period MtM reversals	9	6	—	—	—	—	—	15
Less: Hedge Ineffectiveness	(313)	(20)	—	—	—	—	—	(333)

Adjusted EBITDA, excluding MtM	515	113	18	18	23	6	(10)	683

Appendix Table A-2: Second Quarter 2007 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(Dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	134	110	(4)	8	17	5	(121)	149

Plus:
Income Tax	102	—	—	—	5	—	(7)	100
Interest Expense	48	15	13	—	1	2	87	166
Amortization of Finance Costs	—	—	—	—	—	—	7	7
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	1	1
Refinancing Expense	—	—	—	—	—	—	35	35
Depreciation Expense	114	24	17	1	—	3	2	161
ARO Accretion Expense	1	1	—	—	—	—	—	2
Amortization of Power Contracts	(61)	—	(6)	—	—	—	—	(67)
Amortization of Fuel Contracts	12	—	—	—	—	—	—	12
Amortization of Emission Credits	9	—	—	—	—	—	—	9

EBITDA	359	150	20	9	23	10	4	575

Income from Discontinued Operations	—	—	—	—	(6)	—	—	(6)
Gain on sale of Equity Method Investments	—	—	—	—	—	—	(1)	(1)

Adjusted EBITDA	359	150	20	9	17	10	3	568
Less: MtM forward position accruals	76	24	—	—	—	—	—	100
Add: Prior period MtM reversals	23	12	—	—	—	—	—	35
Less: Hedge Ineffectiveness	(28)	7	—	—	—	—	—	(21)

Adjusted EBITDA, excluding MtM	334	131	20	9	17	10	3	524

Appendix Table A-3: Year-to-date June 30, 2008 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(Dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	50	14	33	25	210	7	(158)	181

Plus:
Income Tax	31	—	—	—	9	—	(39)	1
Interest Expense	62	28	25	4	—	3	158	280
Amortization of Finance Costs	—	—	—	—	—	—	11	11
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	4	4
Depreciation Expense	226	51	34	4	—	5	2	322
Accretion of Asset Retirement Obligation	1	—		2				3
Amortization of Power Contracts	(146)	—	(11)	—	—	—	—	(157)
Amortization of Fuel Contracts	2	—	—	—	—	—	—	2
Amortization of Emission Credits	20	—	—	—	—	—	—	20

EBITDA	246	93	81	35	219	15	(22)	667
Income from Discontinued Operations	—	—	—	—	(172)	—	—	(172)

Adjusted EBITDA	246	93	81	35	47	15	(22)	495
Less: MtM forward position accruals	(188)	(122)	—	—	—	—	—	(310)
Add: Prior period MtM reversals	16	9	—	—	—	—	—	25
Less: Hedge Ineffectiveness	(357)	(21)	—	—	—	—	—	(378)

Adjusted EBITDA, excluding MtM	807	245	81	35	47	15	(22)	1,208

Appendix Table A-4: Year-to-date June 30, 2007 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(Dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	194	148	6	13	34	28	(209)	214

Plus:
Income Tax	155	—	—	—	11	—	(11)	155
Interest Expense	95	29	26	—	5	4	176	335
Amortization of Finance Costs	—	—	—	—	—	—	14	14
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	3	3
Refinancing Expense	—	—	—	—	—	—	35	35
Depreciation Expense	228	49	34	1	—	6	3	321
ARO Accretion Expense	1	1		—				2
Amortization of Power Contracts	(108)	—	(11)	—	—	—	—	(119)
Amortization of Fuel Contracts	26	—	—	—	—	—	—	26
Amortization of Emission Credits	19	—	—	—	—	—	—	19

EBITDA	610	227	55	14	50	38	11	1,005
Income from Discontinued Operations	—	—	—	—	(10)	—	—	(10)
Gain on Sale of Equity Method Investments	—	—	—	—	—	—	(1)	(1)
Gain on Sale of Assets	—	—	—	—	—	(18)	—	(18)

Adjusted EBITDA	610	227	55	14	40	20	10	976
Less: MtM forward position accruals	23	(2)	—	—	—	—	—	21
Add: Prior period MtM reversals	54	38	—	—	—	—	—	92
Less: Hedge Ineffectiveness	15	8	—	—	—	—	—	23

Adjusted EBITDA, excluding MtM	626	259	55	14	40	20	10	1,024

EBITDA, adjusted EBITDA and free cash flow are nonGAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and free cash flow should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for discontinued operations, gains on sale of equity method investments and other assets; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release. Adjusted EBITDA, excluding mark-to-market (MtM) adjustments, is provided to further supplement adjusted EBITDA by excluding the impact of unrealized MtM adjustments included in EBITDA for hedge contracts that are economic hedges but do not qualify for hedge accounting treatment in accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as well as the ineffectiveness impact of economic hedge contracts that qualify for hedge accounting treatment. Adjusted EBITDA, excluding MtM adjustments, is a supplemental measure provided to illustrate the impact of MtM movements on adjusted EBITDA resulting from commodity price movements for economic hedge contracts while the underlying hedged commodity has not been subject to MtM adjustments.
Free cash flow is cash flow from operations less capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.